Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES THAT ARE ISSUABLE UPON CONVERSION HEREOF OR UPON EXCHANGE HEREUNDER (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

CONVERTIBLE PROMISSORY NOTE

Issuance Date: January 30, 2015	US $ 7,782,000

FOR VALUE RECEIVED, MOXIAN CHINA, INC., a Nevada Corporation (the “Company”) located at Room 2313-2315, Block B, Zhongshen Garden, Caitian South Road, Futian District, Shenzhen, Guangdong Province, China 518101 hereby promises to pay to the order of REBEL GROUP, INC. located at or its successors or assigns (the “Holder”), the principal amount of Seven Million Seven Hundred Eighty-Two Thousand United States Dollars (US$7,782,000) on or prior to nine (9) months after the issuance of this Note (the “Maturity Date”), in accordance with the terms hereof. This Convertible Promissory Note (this note, and all notifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, hereinafter referred to as the “Note” together with other notes that are issued pursuant to the Equity Transfer Agreement, dated as of the even date hereof (the “Equity Transfer Agreement”), entered into by and between the Company and the Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Transfer Agreement.

1. Payments of Principal and Interest.

(a) Payment of Principal. The principal amount of this Note shall be paid to the Holder on or prior to the Maturity Date.

(b) Payment of Interest. This Note shall be interest free and shall not accrue any interest. Upon the occurrence of an Event of Default, the Note shall bear interest at the lesser of (i) the compounded rate of one (1%) percent per year until such Event of Default is cured or (ii) the maximum permitted under applicable law.

(c) General Payment Provisions. So long as a Holder or any of its nominees shall be the holder of any Note, and notwithstanding anything contained elsewhere in this Note to the contrary, all sums of principal, interest or otherwise becoming due on this Note shall be made in lawful money of the United States of America by certified bank check or wire transfer to such account as the Holder may designate by written notice to the Company no later than 4:00 p.m. New York time, on the date such payment is due, without the presentation or surrender of such Note or the making of any notation thereon. Any payment made after 4:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Holder and to each other Person holding this Note. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

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(d) Optional Prepayment. At any time prior to the Maturity Date, the Company may pre-pay this Note without penalty and, upon such prepayment in full, the Holder shall have no further rights under this Note, including no rights of conversion.

2. Conversion of Note.

(a) Optional Conversion. Any and all sums due under this Note may be converted into Common Stock of the Company (the “Conversion Shares”) at any time at a conversion price (the “Conversion Price”) equal to $1.00 per share at the option of the Company, if and only if, the volume weighted average price (“VWAP”) of the Company’s Common Stock as reported by Bloomberg for a period of thirty (30) trading days immediately prior to the date of conversion is higher than the Conversion Price. The number of Conversion Shares to be issued as a result of the optional conversion of the Note shall be calculated by dividing: (x) all or any portion of the outstanding and unpaid principal and interest of this Note, by (y) the Conversion Price. The Conversion Price shall be subject to adjustment to reflect forward or reverse stock splits, recapitalizations, stock dividends as set forth herein.

(b) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Subject to Section 2(b) hereof, this Note may be converted by the Company in whole or in part at any time from time to time after the Issuance Date, by (A) submitting to the Holder a Notice of Conversion in the form of Exhibit A (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) delivering the Conversion Shares to the Holder’s address no later than ten (10) Trading Days after the date of the Notice of Conversion in the manner as provided under this Section 2(b). Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted.  The Holder and the Company shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company shall, prima facie, be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal and interest of this Note represented by this Note may be less than the amount stated on the face hereof. At such time as such conversion has been effected, the rights of the Holder of this Note as the Holder of such Note shall cease (with respect to the amount so converted), and the Person or Persons in whose name or names any certificate or certificates for the Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby.

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(ii) As soon as possible after the conversion has been effected, the Company or acquirer shall deliver to the converting holder a certificate or certificates representing the Conversion Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the Holder has specified.

(iii) No fraction of shares or scrip representing fractions of shares will be issued on conversion. Upon any conversion of the entire outstanding principal of and interest on this Note, the number of shares or other securities issuable shall be rounded up to the nearest whole number.

(iv) The issuance of certificates for Conversion Shares upon conversion of this Note shall be made without charge to the holder hereof in respect thereof or other cost incurred by the Company or acquirer in connection with such conversion and the related issuance of Conversion Shares.

(v) Neither the Company nor acquirer shall close its books against the transfer of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

(vi) The Company or its acquirer shall at all times reserve and keep available out of its authorized but unissued shares of the common stock, solely for the purpose of issuance upon conversion hereunder, such number of shares of other type of capital securities of the Company or its acquirer issuable upon conversion. All Conversion Shares which are so issuable shall, when issued, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company or its acquirer shall take all such actions as may be necessary to assure that all such Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of capital stock are quoted.

3. Adjustment to the Conversion Price.

(a) Adjustment Due to Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person or Persons when the Company is not the survivor shall be treated pursuant to Section 3(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Conversion Shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.

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(c) Purchase Rights. If, at any time when the Note is issued and outstanding, the Company issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Debenture will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of units of Conversion Shares acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

4. Demand Registration

(a) If the Buyer receives a request from the Seller that the Buyer file a registration statement on Form S-1 (a “Registration Statement”) to register the resale of any of the Conversion Shares (the “Registrable Securities”) held by the Seller (the “Demand Notice”), then the Buyer shall as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Seller, file a Registration Statement under the Securities Act covering the resale of all Registrable Securities that the Seller requested to be registered, subject to potential reduction of the number of Registrable Securities to be registered for resale in the applicable Registration Statement (“Cut Back Shares”) pursuant to the requirements of the SEC (“Registration Reduction”). In the event of a Registration Reduction, immediately after the Company is able to effect the registration of the Cut Back Shares, the Company shall file and cause to be declared effective such additional Registration Statements in the time frame set forth herein as necessary to ultimately cause to be covered by effective Registration Statements all Registrable Securities.

(b) The Buyer shall use its reasonably best efforts to cause a Registration Statement to be declared effective under the Securities Act as soon as practicable but in no event later than ninety (90) days after such Registration Statement is initially filed with the SEC. The Company hereby also agrees to use its reasonable best efforts to keep the Registration Statements continuously effective under the Securities Act until the Seller no longer owns any Registrable Securities.

(c) The Buyer shall pay the Registration Expenses relating to the registration of the Registrable Securities. “Registration Expenses” means all expenses incident to the Company's performance of or compliance with this Warrant, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, expenses and fees for listing the securities to be registered on exchanges on which similar securities issued by the Company are then listed, and fees and disbursements of counsel for the Company (but not of counsel to the Holder) and of all independent certified public accountants, underwriters and other persons retained by the Company.

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5. Transfer, Exchange and Replacement.

(a) Transfer. This Note has not been and is not being registered under the provisions of the Act or any state securities laws and this Note may not be transferred prior to the end of the holding period applicable to sales under Rule 144 unless in accordance with applicable law and unless (1) the transferee is an “accredited investor” (as defined in Regulation D under the Securities Act) and (2) the holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the Act. Prior to any such transfer, such transferee shall have represented in writing to the Company that such transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company deemed relevant by such transferee, and that such transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Note and otherwise of like tenor; provided that this Note may not be transferred by Holder to any Person other than Holder’s affiliates without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The issuance of new Notes shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each holder of the Note shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Note as the holder of the Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Note on its register.

(b) Replacement. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into Common Stock.

6. Defaults and Remedies.

(a) Events of Default. An “Event of Default” means any of the following events which is not cured within 10 business days (the “Cure Period”) provided however that such Cure Period is not applicable to paragraph (i) below:

(i) failure by the Company to pay any principal amount or interest due hereunder within thirty (30) Business Days of the date such payment is due;

(ii) the Company shall:

(1)	make a general assignment for the benefit of its creditors;

(2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties;

(3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code;

(4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation;

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(5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or

(6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(iii) any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(iv) any material breach by the Company of any of its representations or warranties under the Equity Transfer Agreement; or

(v) any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note or the Equity Transfer Agreement which is not cured by the Company within the Cure Period after receipt of written notice thereof.

(b) Remedies. Holder of the Note at its option may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Note immediately due and payable; provided, however, that this Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (ii) of Section 6(a) above.

7. Right of First Refusal.

If the Holder proposes to offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly (each, a “Transfer”), any of the Conversion Shares, the Holder shall provide a written notice to the Company no later than 10 days prior to such Transfer (the “Waiting Period”). By written notification to the Holder with the Waiting Period, the Company may elect to repurchase the Conversion Shares or to nominate any Person to acquire the Conversion Shares, at a price (the “ROFR Price”) equals to (x) the VWAP of the Company’s Common Stock as reported by Bloomberg for a period of thirty (30) trading days, multiplied by (y) 80%; provided however, that the ROFR Price shall in no event be lower than the Conversion Price based on which the Conversion Shares have been issued.

8. Amendment and Waiver. The provisions of this Note may not be modified, amended or waived, without a written amendment executed by the Company and holders of the Notes consisting of a majority of the outstanding principal amount.

9. Voting Rights. Upon Conversion into the Common Stock the Holder shall have the voting rights applicable to the Common Stock consistent with the Company’s Articles of Incorporation and By-laws.

10. Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Equity Transfer Agreement and may be transferred or exchanged only in compliance with the Equity Transfer Agreement and applicable federal and state securities laws and regulations.

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11. Cancellation. After all principal owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

12. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.

The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

15. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Assignments. The Holder may assign, participate, transfer or otherwise convey this Note and any of its rights or obligations hereunder or interest herein, in whole or part, to any other Person and this Note shall inure to the benefit of the Payee’s successors and assigns. The Company shall not assign or delegate this Note or any of its liabilities or obligations hereunder without the prior written consent from the Holder.

18. Notice. Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

[-Signature Page Follows-]

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IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the Issuance Date.

Moxian China, Inc.

By:	/s/ Ng Kian Yong
Name:	Ng Kian Yong
Title:	Chief Executive Officer

[-Signature Page to Convertible Promissory Note-]

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EXHIBIT A

NOTICE OF CONVERSION

The Company hereby elects to convert $_____________ amount of the Note (defined below) into that number of shares of Common Stock (“Common Stock”) to be issued pursuant to the conversion of the Note as set forth below, of Moxian China, Inc., a Nevada corporation (the “Company”) according to the conditions of the convertible promissory note of the Company dated as of __________ (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Date of Conversion:	_____________________________
Applicable Conversion Price:	_____________________________
Number of Shares of Common Stock to be issued pursuant to Conversion of the Note:	_____________________________
Amount of Principal due remaining under the Note after this conversion:	_____________________________

MOXIAN CHINA, INC.

By:_____________________________

Name:

Title:

Date:  __________________________

Acknowledged and Accepted by Holder:

The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

___________________________

___________________________

___________________________

By: _______________________

Name:

Title:

Date:  __________________________

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